Exhibit 8.2

April 6, 2015

CIVEO CORPORATION

CIVEO CANADIAN HOLDINGS ULC

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

Dear Sirs/Mesdames:

Re:	Civeo Canadian Holdings ULC Form S-4 Registration Statement

We have acted as Canadian counsel to Civeo Corporation, a Delaware corporation (“Civeo US”), and Civeo Canadian Holdings ULC, a British Columbia unlimited liability company (“Civeo Canada”), in connection with (i) the Registration Statement (File No. 333-201335) on Form S-4 (the “Registration Statement”) filed by Civeo Canada with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”); and certain Canadian aspects of the Redomicile Transaction, as defined therein. This opinion is being delivered in connection with the Registration Statement, to which this opinion will appear as an exhibit.

We hereby confirm to you that, subject to the assumptions, qualifications and limitations contained therein, the discussion set forth under the heading “Material Tax Considerations – Material Canadian Federal Income Tax Considerations” in the Registration Statement constitutes, in all material respects, an accurate summary of the Canadian federal income tax considerations described therein.

In rendering this opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering this opinion. We have also assumed that the transactions described in the operative documents pertaining to the Redomicile Transaction described in the Registration Statement to which our opinion relates will be performed in accordance with the terms described therein.

This opinion is limited to the tax matters specifically discussed under the heading “Material Tax Considerations – Material Canadian Federal Income Tax Considerations” in the Registration Statement, and is subject to the qualifications, limitations and restrictions contained generally in the opening paragraphs under the heading “Material Tax Considerations” in the Registration Statement and more specifically under the heading “Material Tax Considerations – Material Canadian Federal Income Tax Considerations” in the Registration Statement.

April 6, 2015	Page Two

This opinion is limited to matters of Canadian federal income tax law and is based upon Canadian federal income tax law as at the date of this letter. We are under no obligation to supplement or revise our opinion to reflect any changes in such applicable law.

This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Darcy D. Moch

BENNETT JONES LLP